Exhibit 99.2

Winn-Dixie HDQ Team Member Frequently Asked Questions (FAQs)

Newly Added FAQs

1.	What is the difference between a public and private company?

A public company is a company that has shares traded by outside shareholders on public exchanges, like NASDAQ, and must disclose financial information to shareholders and the public.

A privately held company is owned by the company’s founders, management or a group of private investors. Their shares are not publicly traded, and typically they are not required to disclose their financial information publicly to investors since they do not trade stock on a stock exchange.

2.	What is a private equity firm?

Private equity firms make investments directly in privately held companies or acquire public companies in transactions that result in those companies becoming private. Private equity firms often obtain their capital from investors who can commit large sums of money for long periods of time. When a company becomes private, it typically does not have to release sensitive competitive information to the public. A private equity firm often seeks to assist in improving an acquired company’s performance so that potential investors - at some point in the future - will buy the company or shares of the company.

3.	Why did Winn-Dixie decide to do this merger now? Has this been planned for some time?

Winn-Dixie, like any public company, is legally required to announce a deal the moment the deal becomes official. The week chosen was the week when everything fell into place. The Special Committee of the Board of Directors thoroughly reviewed the offer and determined that this transaction is in the best interests of shareholders, who are provided a significant cash premium for their shares.

4.	What happens next?

Until the merger is complete, both BI-LO and Winn-Dixie will continue to operate as separate companies.

There are still a great many details to work through as this transaction gets finalized and both organizations are committed to providing updates as developments arise.

Winn-Dixie Stores, Inc.        |        5050 Edgewood Court        |        Jacksonville, Florida 32254        |        Phone (904) 783-5000

Winn-Dixie HDQ Team Member FAQ

5.	How will I know more about the progress of the transaction?

We have created a new “Winn-Dixie/BI-LO Merger” section on www.myWinn-Dixie.com and the Enterprise and Retail Portals. In this section, team members will find updated merger FAQs and other communication concerning the merger. The link is located on the Portal home page in a right-hand toolbox, called “Winn-Dixie/BI-LO Merger” and on the home page of www.mywinn-dixie.com.

We have also created the email address, wdfuture@winn-dixie.com, for team members with any additional questions about the merger. Answers will be provided through the updated FAQs document that will be placed on the Portal and www.myWinn-Dixie.com on a regular basis.

6.	What will happen to our transformational remodel program now that we are merging? Will the new owners change or stop the current projects?

Until the merger closes, Winn-Dixie and BI-LO will operate as two separate companies, and we expect it to be business as usual. There are still a great many details to work through as this transaction gets finalized and both organizations are committed to providing updates as developments arise.

7.	Will our fiscal year change?

BI-LO operates on a calendar year (January-December) while we operate on a fiscal year (July-June); however, it is very early in the process and there are many decisions left to be made before the merger closes. More information will be provided as it becomes available.

8.	What happens to my 401k? Should I continue to contribute?

The assets in our 401(k) Plan are held in a trust, which is separate from the Company and are protected under Federal law (ERISA). Winn-Dixie cannot use any of these assets to meet other obligations or to pay its debts. The assets are solely for your benefit as a plan participant. You always own 100% of the current value of your 401(k) contributions and any vested company contributions. For additional information, you can contact Michelle Cotton, Senior Benefits Manager at (904) 783-5401 or the Wells Fargo Customer Service Number at 1-800-728-3123.

9.	When will bonuses be paid out … at the end of the fiscal year or when the merger is complete?

Our retail and annual bonuses will be paid out at their normal times as earned.

10.	What happens to participation in the long-term incentive equity program? Since there will be no more stock grants, will participants receive all cash?

The merger agreement contemplates that on the date the merger closes, the Winn-Dixie Stores, Inc., Fiscal 2012 Equity Incentive Plan would terminate and we would therefore make no further equity grants from it. There are still many details left to work out, and we plan to review options in light of this change. More information will be provided as it becomes available.

11.	Are hourly team members getting evaluations and raises?

Yes. The hourly review and merit increase process scheduled in December and January has not changed.

Winn-Dixie HDQ Team Member FAQ

12.	If my job is eliminated, will I get severance?

Our existing severance benefit plans remain in place.

13.	Will my years of service carry over to the new company?

There are still many details we need to work through as this transaction gets finalized. As we move toward becoming one company, a key focus is to address differences between the two organization’s benefits programs and develop a plan that meets the strategic needs of the new combined company, as well as individual needs of our team members. More information will be provided as it becomes available.

14.	What is our recruiting message?

All of the reasons to join Winn-Dixie still exist today and will continue into the future, but now there is another great reason to join Winn-Dixie. This merger will serve to significantly expand our service footprint, and we expect the increased size and scale of the merged companies to enhance our positioning within the industry. This should create new opportunities for our team members to grow and share ideas across the organizations.

15.	Can we still hire for our open positions?

Yes. it is business as usual for Winn-Dixie, which means we will continue to fill open jobs provided they are part of the fiscal year 2012 annual operating plan and the job is still deemed critical to business continuity.

16.	Why is the news reporting that attorneys are filing lawsuits related to the transaction?

It is typical for plaintiffs’ firms to file lawsuits after a significant deal such as our deal with BI-LO is announced. Our Board believes the deal is in the best interests of our shareholders, and we intend to vigorously defend this litigation.

Winn-Dixie HDQ Team Member FAQ

17.	What happens to my Winn-Dixie Restricted Stock and Stock Options when the merger takes place?

In accordance with the terms of each grant, on the date that the merger closes outstanding Restricted Stock Units, Performance Restricted Stock Units and Stock Options will vest and you will receive written communications describing the payment you can expect to receive for those vested Restricted Stock Units, Performance Restricted Stock Units and Stock Options. You will also receive payment instructions. The payment you can expect to receive will be equal to:

•	The number of vested Restricted Stock Units times $9.50, plus

•	The number of vested Performance Restricted Stock Units shares times $9.50, plus

•

The number of vested Stock Options multiplied by the difference between $9.50 and the option strike price if the strike price is less than $9.50. If the strike price is equal to or greater than $9.50, you will not receive any payment.

Existing FAQs

18.	What was announced?

BI-LO and Winn-Dixie jointly announced that the companies will merge to create an organization of approximately 690 grocery stores and 63,000 employees in eight states throughout the southeastern United States (Alabama, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, and Tennessee).

Under the terms of the definitive agreement, which has been unanimously approved by Winn-Dixie’s Board of Directors, BI-LO will acquire all of the outstanding shares of Winn-Dixie stock in the merger.

19.	Who is BI-LO?

Founded in 1961 and headquartered in Greenville, S.C., BI-LO operates 207 supermarkets, including approximately 116 in-store pharmacies, in North Carolina, South Carolina, Georgia and Tennessee. The Company employs approximately 17,000 people.

BI-LO and Winn-Dixie both have talented and loyal team members at every level of their operations whose dedication to excellence forms the foundation for our continued success.

20.	What are the benefits of this transaction?

BI-LO and Winn-Dixie are both well-known and well-respected regional brands with similar heritages, strong neighborhood ties, proud histories of giving back, and strong commitments to providing the best possible quality and value to their guests.

We are building a company that is stronger than our individual businesses. This merger will serve to significantly expand our footprint and we expect the increased size and scale of the merged companies will enhance our positioning within the industry, creating the ninth largest traditional supermarket chain in the U.S.

Winn-Dixie HDQ Team Member FAQ

21.	What are the benefits of this transaction for our guests?

The combined company will have a perfect geographic fit that will create a stronger platform from which to provide our guests with great products at a great value, while continuing to offer exceptional service.

22.	What are the benefits of this transaction for team members?

With combined companies, we anticipate having opportunities for continued advancement through the cross-pollination of our people and the sharing of ideas across the organizations.

We can all be proud knowing we are part of what will be the ninth largest traditional supermarket chain in the U.S.

23.	What are the benefits of this transaction for suppliers and vendors?

We believe that this transaction will only serve to strengthen our partnerships, and we expect the process will be seamless for them.

24.	Will there be any store closures as a result of this announcement?

BI-LO and Winn-Dixie do not currently expect any store closures as a result of the combination.

There are still many details to work through as this transaction gets finalized and both organizations are committed to providing updates as new developments arise.

25.	Will there be any HDQ layoffs as a result of this announcement?

There are still many details to work through as this transaction gets finalized, but both organizations are committed to providing updates as new developments arise. We respect your need to have information and are sensitive to your personal decisions. As such we will do everything possible to expedite communications regarding employment.

In the meantime, we count on you to support our stores and depend on your sustained support of our organization and its success. Thank you for your continued dedication to serving our valued guests.

26.	Will my wages, salary or benefits be affected as a result of this merger?

There will be no immediate impact to your current wages, salary or benefits (other than termination of our equity-based plans) as a result of the combination.

The merger agreement states that wages and salary may not be diminished for a period of one year from the date the merger closes.

27.	What happens to the Winn-Dixie Equity Incentive Plan after the merger closes?

On the date the merger closes, the Winn-Dixie Stores, Inc., Fiscal 2012 Equity Incentive Plan will terminate and we will make no further equity grants from it.

28.	What happens to the Winn-Dixie name? Will our banner change?

Following completion of the merger, it is anticipated that the companies will continue to operate under the BI-LO and Winn-Dixie banners.

Winn-Dixie HDQ Team Member FAQ

29.	Will Winn-Dixie maintain its operations in Jacksonville?

The combined company’s executive management team structure and headquarters location will be decided as the companies move closer to finalizing the transaction; however, it is expected that the combined company will maintain a presence in both Jacksonville and Greenville.

There are still many details to work through as we move closer to finalizing this transaction and both organizations are committed to providing updates as new developments arise.

30.	What will the combined company look like?

The combined organization will operate approximately 690 grocery stores and have 63,000 employees in eight states throughout the southeast.

31.	Who will lead the combined company?

Until the merger is complete, both BI-LO and Winn-Dixie will continue to operate as separate companies.

The combined company’s executive management team structure will be decided as the companies move closer to finalizing the transaction.

32.	How long before the transaction is completed?

The transaction is expected to close in the next 60 to 120 days.

33.	What will happen to our distribution centers?

It will be business as usual. We do not currently expect any change to our distribution centers as a result of the combination.

34.	What should I say if I’m contacted by the media, financial community, or other third parties about the transaction?

As always, it is important for our Company to speak with one voice. If you receive any inquiries about this transaction from members of the media or other interested parties, please forward them to Eric Barnes at (904) 370-7715 (or EricBarnes@Winn-Dixie.com).

35.	What happens next? How will I know more about the progress of the transaction?

Until the merger is complete, both BI-LO and Winn-Dixie will continue to operate as separate companies.

There are still a great many details to work through as this transaction gets finalized and both organizations are committed to providing updates as new developments arise.

Winn-Dixie HDQ Team Member FAQ

Additional Information and Where to Find it

In connection with the proposed merger and required shareholder approval, Winn-Dixie Stores, Inc. will file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT WINN-DIXIE AND THE MERGER. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by Winn-Dixie Stores, Inc. with the SEC may be obtained free of charge by contacting Winn-Dixie at Winn-Dixie Stores, Inc., Attn: Investor Relations, 5050 Edgewood Court, Jacksonville, Florida, 32254-3699. Our filings with the SEC are also available on our website at www.WinnDixie.com.

Participants in the Solicitation

Winn-Dixie and its officers and directors may be deemed to be participants in the solicitation of proxies from Winn-Dixie’s shareholders with respect to the merger. Information about Winn-Dixie’s officers and directors and their ownership of Winn-Dixie’s common shares is set forth in the proxy statement for Winn-Dixie’s 2011 Annual Meeting of Shareholders, which was filed with the SEC on September 27, 2011. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Winn-Dixie and its officers and directors in the merger by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.